UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): July 1, 2008

FUTUREFUEL CORP.
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

0-52577	20-3340900
(Commission File Number)	(IRS Employer Identification No.)

8235 Forsyth Blvd., Suite 400
St. Louis, Missouri  63105
(Address of Principal Executive Offices)

(314) 854-8520
(Registrant’s Telephone Number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 8.01 – Other Events

Effective July 1, 2008, the registrant has appointed Computershare Trust Company N.A. (“Computershare Trust”) as its transfer agent for shares of the registrant’s common stock.  As previously announced, Computershare Investor Services (Channel Islands) Limited (“Computershare CI”) will provide a branch share registry with respect to transfers outside the United States.

The address for Computershare Trust is:

Computershare Trust Company N.A.
250 Royall Street
Canton, MA  02021
Toll free: 877-624-5999
Attention:  Global Transaction Unit

The address for Computershare CI is:

Ordnance House, 31 Pier Road,
St Helier, Jersey, Channel Islands, JE4 8PW
T +44 1534 825300
Attention: Sophie de Freitas

The registrant will forward to each holder of record of its common stock instructions (including a letter of transmittal) for forwarding certificates for shares of common stock to Computershare in order to effect the removal of the restrictive legends on such certificates.  Stockholders who have the restrictive legends removed from their stock certificates may elect to have their ownership of the registrant’s common stock recorded in a book-entry “Direct Registration System (‘DRS’)” to be maintained on the registrant’s behalf by Computershare Trust.  Information regarding DRS participation will be included in the materials forwarded to shareholders.

Exercises of warrants for shares of the registrant’s common stock must be effected in accordance with the instructions contained in the warrant certificates and other documents setting forth the terms and conditions of the warrants, and shares issued upon the exercise of the registrant’s warrants generally will continue to be subject to restrictions on transfer.

Effective July 1, 2008, shares of the registrant’s common stock were eligible for deposit with The Depository Trust Company (DTC).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FUTUREFUEL CORP.

By:         /s/ Douglas D. Hommert
Douglas D. Hommert, Executive Vice President,
Secretary and Treasurer

Date: July 3, 2008